Exhibit 10.1

CLAIMS PURCHASE AGREEMENT

CLAIMS PURCHASE AGREEMENT (the “Agreement”), dated as of June 28, 2007, by and between Timber Hill Europe AG, a company organized under the laws of Switzerland (the “Seller”), and The TP Holdings Limited Partnership (the “Buyer”).

R E C I T A L S

WHEREAS, Thomas Peterffy is the majority general partner of the Buyer, the Chairman, Chief Executive Officer and President of Interactive Brokers Group, Inc., a Delaware corporation (“IBG”), and the sole managing member of IBG Holdings LLC, a Delaware limited liability company;

WHEREAS, IBG is the sole managing member of IBG LLC, a Connecticut limited liability company and parent of the Seller, and IBG Holdings LLC is the majority owner of IBG LLC;

WHEREAS, the Seller has incurred losses as a result of the events described on Schedule 1 hereto (the “Events”) and has a number of claims, choses in action, causes of action, judgments and remedies relating to the Events which it has the right to pursue against one or more third parties to recoup such losses (collectively, the “Claims”); and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Seller’s right, title and interest in and to the Claims on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the foregoing recitals, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINED TERMS

As used in this Agreement, unless the context requires a different meaning, the following terms shall have the following meanings:

“Adverse Claim” means any lien, pledge, encumbrance, charge, assignment, privilege or security interest in or on the Claims not in favor of the Buyer.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized or required to close in Greenwich, Connecticut.

ARTICLE II.

SALE, TRANSFER AND ASSIGNMENT

Section 2.1.   Sale, Transfer and Assignment.  In consideration of the Purchase Price and on the terms and subject to the conditions set forth in this Agreement, on the date of this Agreement, the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Buyer, and the Buyer hereby purchases and takes from the Seller, all right, title and interest (whether now owned or hereafter acquired or arising and wherever located) of the Seller in, to and under the Claims.

Section 2.2.   Purchase Price.

(b)    The aggregate purchase price for the Claims (the “Purchase Price”) shall be US $37 million.  The Purchase Price shall be paid by check or by wire transfer of immediately available funds to an account designated in writing by the Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1.   Representations and Warranties of the Seller.

The Seller hereby represents and warrants to the Buyer that:

(a)    Power and Authority; Due Authorization and Approval; Execution and Delivery.  The Seller (i) has all requisite power, authority and legal right to (a) execute, deliver and perform this Agreement, (b) carry out the terms of this Agreement and (c) sell and assign the Claims on the terms and conditions provided herein and (ii) has duly authorized by all requisite action the execution, delivery and performance of this Agreement and the sale and assignment of the Claims on the terms and conditions herein provided.  This Agreement has been duly executed and delivered by the Seller.  This Agreement has been unanimously approved by the Audit Committee of the Board of Directors of IBG, including the independent director serving on the Audit Committee.

(b)    Authorization; Contravention.  The execution, delivery and performance by the Seller of this Agreement require no action by or in respect of, or filing with, any governmental authority, and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the organizational documents of the Seller or of any agreement or of any judgment, injunction, order, writ, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on the assets of the Seller.

(c)    Validity and Binding Nature.  This Agreement, when duly executed and delivered by the Seller, will be the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.

(d)    No Adverse Claims.  Immediately upon the purchase hereunder, the Buyer shall be the owner of all of the Claims, free and clear of all Adverse Claims.

(e)    Value Given.  The Buyer has given reasonably equivalent value to the Seller in consideration of the transfer to the Buyer of the Claims, no such transfer shall have been made for or on account of an antecedent debt owed by the Seller to the Buyer.

Section 3.2.   Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller that:

(a)    Power and Authority; Due Authorization; Execution and Delivery.  The Buyer (i) has all requisite power, authority and legal right to (a) execute, deliver and perform this Agreement, (b) carry out the terms of this Agreement and (c) purchase the Claims on the terms and conditions provided herein and (ii) has duly authorized by all requisite action the execution, delivery and performance of this Agreement and the purchase of the Claims on the terms and conditions herein provided.  This Agreement has been duly executed and delivered by the Buyer.

(b)    Authorization; Contravention.  The execution, delivery and performance by the Buyer of this Agreement require no action by or in respect of, or filing with, any governmental authority, and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of any agreement or of any judgment, injunction, order, writ, decree or other instrument binding upon the Buyer.

(c)    Validity and Binding Nature.  This Agreement, when duly executed and delivered by the Buyer will be, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.

ARTICLE IV.

MISCELLANEOUS

Section 4.1.   Further Assurances.  The Seller agrees that from time to time, it will promptly execute and deliver all further instruments and documents, and take any and all further action, that may be necessary or appropriate, or that the Buyer may reasonably request, in order to collect upon, perfect, protect or more fully evidence the Claims purchased hereunder, or otherwise to enable the Buyer to exercise and enforce any of its rights and remedies related to the Claims.  Without limiting the generality of the foregoing, the Seller shall: (i) maintain all records relating to the Claims and make such records available to the Buyer upon three (3) Business Days’ prior notice, and the Buyer shall be permitted to make and retain copies of all such records, (ii) upon the request of the Buyer, participate in any proceeding relating to the Claims, (iii) hold in trust, and remit immediately (but in any event no later than three (3) Business Days following its receipt thereof) to the Buyer any amounts received by the Seller in respect of the Claims and (iv) provide full cooperation in all respects to the Buyer, its agents and representatives, and governmental and regulatory organizations to enable the Buyer to collect upon the Claims.  The parties hereto further agree that the Buyer may initiate Claims in the name of the Seller with the consent of the Seller, which consent shall not be unreasonably withheld or delayed.

Section 4.2.   Sharing of Excess Proceeds From Claims.  In the event the Buyer receives in the aggregate amounts under the Claims in excess of the sum of (a) the Purchase Price and (b) the Buyer’s out-of-pocket expenses incurred in collecting the Claims (such excess amounts, the “Excess Proceeds”), the Buyer shall promptly, and in any event within three (3) Business Days of receipt therefor, remit to the Seller one hundred percent (100%) of any and all Excess Proceeds.

Section 4.3.   Amendments.

Any provision of this Agreement may be amended, waived, supplemented or otherwise modified if, but only if, such amendment, waiver, supplement or other modification is in writing and is signed by the parties hereto.

Section 4.4   Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 4.5.   Governing Law; Submission to Jurisdiction; Integration.

This Agreement shall be governed by, and construed in accordance with the laws of the State of Connecticut.  Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby waives, to the extent permitted by applicable law, any right to have a jury participate in resolving any dispute, arising out of, connected with, relating to or incidental to the relationship between them in connection with this Agreement.

Section 4.6.    Integration; Counterparts; Severability.

This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.7   Headings.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

SELLER:

TIMBER HILL EUROPE AG

By:	/s/ JOSEF KORNMANN
Name: Josef Kornmann
Title: Managing Director

By:	/s/ ROGER RYFF
Name: Roger Ryff
Title: Director

BUYER:

THE TP HOLDINGS LIMITED PARTNERSHIP

By:	/s/ THOMAS PETERFFY
Name: Thomas Peterffy
Title: General Partner

SCHEDULE 1

Statement Regarding the Nature of the Claims

On May 3, 2007, Altana AG, a stock in which the Seller is a Registered Market Maker, declared a special cash dividend of EUR 33.00, which amounted to about 74% of the company’s value.  On the Deutsche Boerse Exchange’s XETRA trading system, closing stock prices are determined by a day’s end auction.  At the closing auction, 31 million Altana shares, which amounted to 44% of the true float, traded at an artificial price that was approximately 25% below the regular trading session’s final price ex dividend.  The Seller believes that this artificial price was set by buyers and sellers who unlawfully colluded to manipulate Altana’s option prices.

The closing auction price of the Altana shares was used by the EUREX, to calculate a new set of contract parameters for the outstanding options.  Since the Altana closing stock price was artificial, its dependent option strike prices and contract multiplier were also artificial and not calculated to reflect values corresponding to the change in the value of the underlying stock.  Accordingly, on May 4, 2007 and thereafter, the Seller’s market making options positions were affected by the artificial closing price of May 3 and were mispriced.  As a result of this manipulation, the Seller suffered a position loss over the ensuing trading days amounting to approximately the amount of the Purchase Price.  The Seller has been advised that other Altana market makers suffered substantial losses as a result of this manipulation.

The Seller has reported this manipulation to, and met with, the German Federal Financial Supervisory Authority, the Bafin, and the Bafin has undertaken an official investigation of the matter.  The progress of the investigation is subject to the German secrecy laws.  On completion of the investigation, the Seller believes that it will have a number of claims, choses in action, judgments and remedies against those who participated in the market manipulation.  The Seller has also filed a petition with the EUREX to change its rules so that a manipulation of this sort will not happen again.